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                                                                     Exhibit 5.1




                                December 24, 1996


Cole National Corporation
5915 Landerbrook Drive
Mayfield Heights, Ohio  44124

                  Re:      Cole National Corporation
                           1994 Nonqualified Stock Option
                           Plan for Nonemployee Directors
                           ------------------------------

Ladies and Gentlemen:

         We have acted as counsel for Cole National Corporation, a Delaware corporation (the "Registrant"), in connection with the Cole National Corporation 1994 Nonqualified Stock Option Plan for Nonemployee Directors (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, we are of the opinion that the shares of Class A Common Stock, par value $.001 per share (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan (and the authorized form of Stock Option Agreement thereunder) will be, when issued or transferred and sold in accordance with the Plan and such Agreement, and assuming receipt of consideration at least equal to the par value of the Common Stock, duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Registrant to effect registration of the shares of Common Stock to be issued or transferred and sold pursuant to the Plan under the Securities Act of 1933.

                                Very truly yours,

                                /s/ Jones, Day, Reavis & Pogue